Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna                                     (312) 928-1901

NOVEMBER 20, 2019

Equity Residential Appoints T. Zia Huque to Board of Trustees

Chicago, IL—November 20, 2019—Equity Residential (NYSE: EQR) today announced the appointment of T. Zia Huque to the Company’s Board of Trustees to serve until the next annual meeting of shareholders. Mr. Huque, who will serve as a member of the Company’s Audit Committee, qualifies as an independent trustee under the New York Stock Exchange’s listing standards.

Mr. Huque, 51, served as the President and Chief Executive Officer of Deutsche Bank Securities Inc., the U.S. Broker Dealer of Deutsche Bank, until his departure in mid-2019. During Mr. Huque’s 30 year finance career on Wall Street, he held multiple executive positions in the United States and abroad while leading Investment Banking and Sales & Trading functions spanning many industries, products and clients. Also, during his career he was closely involved in creating the structure for public REITS to access the unsecured debt market.

“Zia brings tremendous experience in management, finance and capital markets as well as a great understanding of risk and the regulatory environment to our Company,” said Sam Zell, Equity Residential’s Chairman. “We are extremely pleased that Zia has joined our Board and we look forward to his many contributions over the coming years.”

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of rental apartment properties located in urban and high-density suburban communities where today’s renters want to live, work and play. Equity Residential owns or has investments in 308 properties consisting of 80,299 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver. For more information on Equity Residential, please visit our website at www.equityapartments.com.